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EXHIBIT 11a.-COMPUTATION OF PER SHARE EARNINGS (IN THOUSANDS EXCEPT PER SHARE
DATA) (UNAUDITED)

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                                                                                        THREE MONTHS ENDED SEPTEMBER 30,
                                                                                   ------------------------------------------
                                                                                            1997                1996
                                                                                   --------------------  --------------------
                                                                                   COMMON AND             COMMON AND
                                                                                     COMMON                COMMON
                                                                                   EQUIVALENT    FULL     EQUIVALENT     FULL
                                                                                     SHARES    DILUTION     SHARES     DILUTION
                                                                                   ----------  --------   ----------   --------
Weighted average common shares outstanding                                             16,627    16,627     16,342      16,342
Incremental shares assumed to be issued                                                 1,745     1,839      1,479       1,521
                                                                                      -------   -------    -------     -------
Total shares outstanding for calculation                                               18,372    18,466     17,821      17,863
                                                                                      =======   =======    =======     =======
Net income available to common shareholders before extraordinary item                 $ 2,759   $ 2,759    $ 3,486     $ 3,486
  Extraordinary item                                                                       --        --      1,515       1,515
                                                                                      -------   -------    -------     -------
  Net income for calculation                                                          $ 2,759   $ 2,759    $ 5,001     $ 5,001
                                                                                      =======   =======    =======     =======

Net income per share:
  Before extraordinary item                                                           $  0.15   $  0.15    $  0.20     $  0.20
  Extraordinary item                                                                       --        --       0.08        0.08
                                                                                      -------   -------    -------     -------
                                                                                      $  0.15   $  0.15    $  0.28     $  0.28
                                                                                      =======   =======    =======     =======
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